Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Asst. Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: September 8, 2005

SKYWEST COMPLETES PURCHASE OF ATLANTIC SOUTHEAST AIRLINES

ST. GEORGE, UT,—(NASDAQ:SKYW) SkyWest, Inc., (“SkyWest”) announced today that it has completed the purchase of Atlantic Southeast Airlines, Inc.,(“ASA”) for a purchase price of $425 million.  As a result of the transaction, ASA is now a wholly-owned subsidiary of SkyWest.  Together with SkyWest Airlines, Inc., (“SkyWest Airlines”) SkyWest’s existing wholly-owned subsidiary, the two carriers will create the largest regional airline carrier network in the domestic United States.  The purchase transaction also resulted in the amendment and extension of existing Delta Connection operating agreements under which SkyWest Airlines and ASA obtained the rights to continue flying as Delta Connection carriers through 2020.

“The acquisition of ASA enhances our strategic position and accomplishes several key corporate objectives,” said Bradford R. Rich, SkyWest Executive Vice President, Chief Financial Officer and Treasurer.  “We are pleased that the deal has been consummated, but remain focused on the importance of serving our customers and providing a productive work environment for our employees” he continued.

SkyWest paid $350 million in cash at closing, consisting of $330 million of the purchase price and $20 million relating to certain aircraft financing deposits Delta had previously paid.   An additional $125 million representing $95 million of the purchase price and $30 million relating to the return of certain aircraft financing deposits is payable to Delta, pursuant to the terms of an escrow agreement, upon the earlier of the assumption by Delta of the ASA and SkyWest Airlines Delta Connection Agreements should Delta file for reorganization under Chapter 11, or four years after closing of the transaction.  SkyWest would be entitled to retain the escrow deposit if Delta files for reorganization under Chapter 11 and rejects its Delta Connection agreement with ASA or SkyWest Airlines prior to the fourth anniversary of the closing of this transaction.

Separate Operations

For the foreseeable future, SkyWest intends to operate SkyWest Airlines and ASA as wholly-owned subsidiaries, with separate labor groups and FAA operating certificates.

For the first year following the closing of the transaction, Delta has agreed to continue to provide to ASA certain transitional administrative and information technology services.  SkyWest expects those functions will be transitioned to SkyWest personnel over the course of the coming year.  As part of its planned transition, SkyWest intends to launch an intense “best practices” initiative to identify and capitalize on the strengths of each of SkyWest Airlines and ASA and to realize potential efficiencies.

Customers

SkyWest does not currently intend to make any significant changes to the operating schedules or aircraft deployment of either SkyWest Airlines or ASA.  Customers of both carriers can continue to expect to receive the superior high-quality service to which they have become accustomed.  Combined, SkyWest Airlines and ASA will have primary hubs in Atlanta, Cincinnati, Chicago, Los Angeles, San Francisco, Salt Lake City, Denver, Portland, and Seattle/Tacoma.

ASA and SWA Delta Connection Agreements

The new Delta Connection agreements provide for each of SkyWest Airlines and ASA to continue flying as Delta Connection Carriers for terms of 15 years.  These agreements will continue to be capacity purchase arrangements with both carriers being compensated in a manner substantially similar to their prior agreements.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation and does not intend to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: potential bankruptcy or restructuring proceedings involving Delta, the inability or failure of SkyWest to integrate the operations and employees of SkyWest Airlines and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to accurately forecast acquisition-related costs; the effects of hurricanes, tropical storms and other weather-related events, particularly in the southeastern United States; and the challenges of competing successfully in a highly competitive and rapidly changing industry. Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; SkyWest’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the risk factors set forth in SkyWest’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  All forward-looking statements are qualified in their entirety by this cautionary statement.

This press release and additional information about SkyWest can be accessed online at www.skywest.com.